AEROHIVE NETWORKS, INC.
2014 EMPLOYEE STOCK PURCHASE PLAN
(amended & restated as of July 18, 2018)
1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company’s intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.    Definitions.
(a)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)    “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(c)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

Aerohive Networks – A&R 2014 Employee Stock Purchase Plan (7-18-2018)

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section,

2 -

and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)    “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(h)    “Common Stock” means the common stock of the Company.
(i)    “Company” means Aerohive Networks, Inc., a Delaware corporation, or any successor thereto.
(j)    “Compensation” means an Eligible Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), payments for overtime and shift premium, but exclusive of payments for incentive compensation, bonuses, equity compensation income and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(k)    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(l)    “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.
(m)    “Director” means a member of the Board.
(n)    “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employee participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423‑2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last

3 -

hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423‑2(e)(2)(ii).
(o)    “Employer” means the employer of the applicable Eligible Employee(s).
(p)    “Enrollment Date” means the first Trading Day of each Offering Period.
(q)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(r)    “Exercise Date” means the first Trading Day on or after June 1 and December 1 of each Purchase Period or Offering Period (as applicable).
(s)    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(iii)    In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or
(iv)    For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock (the “Registration Statement”).

4 -

(t)    “Fiscal Year” means the fiscal year of the Company.
(u)    “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(v)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423‑2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423‑2(a)(2) and (a)(3).
(w)    “Offering Periods” means the periods of (x) approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after December 1 of each year and terminating on the first Trading Day on or after December 1 (except as provided in Section 30 below) approximately twelve (12) months later, and (y) approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after June 1 of each year and terminating on the first Trading Day on or after December 1, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.
(x)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(y)    “Participant” means an Eligible Employee that participates in the Plan.
(z)    “Plan” means this Aerohive Networks, Inc. 2014 Employee Stock Purchase Plan.
(aa)    “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, Purchase Periods will be the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.
(bb)    “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.
(cc)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

5 -

(dd)    “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(ee)    “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.    Eligibility.
(a)    First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period.
(b)    Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.
(c)    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.
(d)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.    Offering Periods. The Plan will be implemented by consecutive, overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after June 1 and December 1 each year, or on such other date as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates

6 -

thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.
5.    Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.
6.    Contributions.
(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding twenty percent (20%) of the Compensation, which he or she receives on each pay day during the Offering Period (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period or Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)    In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.
(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
(d)    A Participant may discontinue his or her participation in the Plan as provided in Section 10. Unless and until determined otherwise by the Administrator, in its sole discretion, a Participant may not increase the rate of his or her Contribution during any Offering Period, and may only decrease the rate of his or her Contributions one (1) time during any Purchase Period to zero percent (0%) (and not to any other percent) (the “0% Rate”), in accordance with the procedures set forth in this subsection (d). Any 0% Rate will apply only to the then‑ongoing Purchase Period or Offering Period (as applicable), and any subsequent Purchase Periods and Offering Periods will resume at the Contribution rate that was in effect for the Participant as of immediately before the 0% Rate became effective, unless the Participant has discontinued his or her participation in the Plan as provided

7 -

in Section 10 or made any Contribution adjustments applicable to future Purchase Periods or Offering Periods in accordance with the Plan terms. A Participant may make a Contribution rate adjustment pursuant to this subsection (d) by (i) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator. If a Participant has not followed such procedures to change the rate of his or her Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the then‑ongoing Purchase Period and Offering Period (unless the Participant has discontinued his or her participation in the Plan as provided in Section 10). The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in Contribution rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).
(e)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period (or Purchase Period, as applicable). Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)    Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.
(g)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or

8 -

the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f).
7.    Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 5,000 shares of Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.    Exercise of Option.
(a)    Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account; provided, however, that for Participants participating in an Offering under the Non‑Section 423 Component in the jurisdiction of the People’s Republic of China, the Company, in its sole discretion, may either (i) in lieu of exercising the option to purchase shares of Common Stock, settle the option in cash in an amount equal to the number of shares of Common Stock the Participant would have otherwise been able to purchase on such Exercise Date multiplied by the Fair Market Value of a share of Common Stock on such Exercise Date (a “Cash Settlement”), (ii) following the exercise of the option, repurchase the Shares purchased pursuant to the exercise of the option for cash on such Exercise Date at a per share purchase price equal to the Fair Market Value of a share of Common Stock on such Exercise Date (a “Cash Repurchase”), or (c) following the exercise of the option, deliver shares of Common Stock pursuant to such procedures as required by Applicable Law. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the

9 -

Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.
(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.
10.    Withdrawal.
(a)    A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s

10 -

option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)    A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.    Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option shall be qualified under the 423 Component only to the extent it complies with Section 423 of the Code; further, no Participant will be deemed to switch from an Offering under the Non‑423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Section 423 of the Code.
12.    Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423‑2(f).
13.    Stock.
(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 3,030,681 shares of Common Stock, plus (i) an annual increase to be added on the first day of each of the 2016 Fiscal Year and 2017 Fiscal Year equal to the least of (A) 1,000,000 shares of Common Stock, (B) two percent (2%) of the outstanding shares of Common Stock on such date, or (C) an amount determined by the Administrator; and (ii) an annual increase to be added on the first day of each Fiscal Year beginning with the 2018 Fiscal Year equal to the least of (A) 1,000,000 shares of Common Stock, (B) one percent (1%) of the outstanding shares of Common Stock on such date, or (C) an amount determined by the Administrator. For the avoidance of doubt, the number of shares of Common Stock reserved for issuance under the Plan shall be reduced by any shares of Common Stock actually issued and delivered under the Plan (including Cash Repurchases),

11 -

but shall not be reduced by the number of shares of Common Stock referenced for purposes of determining the amount of any Cash Settlement.
(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14.    Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.    Designation of Beneficiary.
(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive

12 -

any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f).
16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.
18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.	Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or

13 -

enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)    Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.    Amendment or Termination.
(a)    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
(b)    Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods and Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars,

14 -

permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)    altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)    shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.
21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

15 -

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.    Code Section 409A. The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
24.    Term of Plan. The Plan will become effective as of the business day immediately prior to the Registration Date. It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20.
25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).
27.    No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
28.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

16 -

29.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
30.    Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and re‑enrolled automatically in the immediately following Offering Period as of the first day thereof at the Contribution rate that was in effect for the Participant as of immediately before such withdrawal and re-enrollment.

17 -

EXHIBIT A

AEROHIVE NETWORKS, INC.
2014 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
_____ Original Application                Offering Date:
_____ Change in Payroll Deduction Rate        Offering Period: ______________________
1. I, ___________________________, elect to participate in the Aerohive Networks, Inc. 2014 Employee Stock Purchase Plan (the “Plan”) and subscribe for the Offering Period to purchase shares of Common Stock in accordance with the Plan, any sub-plan to the Plan for my country and this Subscription Agreement, including the Additional Terms & Conditions for non-U.S. Employees and the Appendix thereto. The Appendix may include terms and conditions which are in addition to, or in replacement of, the terms and conditions set forth in this Subscription Agreement.
2. I authorize payroll deductions from each paycheck during the Offering Period in the amount of ____% of my Compensation on each payday (from 0 to 20% - whole % only) in accordance with the Plan.
3. I understand that the payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not become ineligible to participate in the Plan or otherwise withdraw from the Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan on each Purchase Date.
4. I understand that unless I cancel my participation under the Plan, the elections I make in this Subscription Agreement will continue in effect through the Offering Period and for subsequent Offering Periods, provided that I remain eligible to participate under the Plan. I also understand that if I cancel my participation under the Plan, I will need to re-enroll in advance of a subsequent Offering Period in order to participate in that and subsequent Offering Periods.
5. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan. Capitalized terms used and not defined in this Subscription Agreement have the meaning given to them in the Plan.
6. I understand that shares of Common Stock purchased for me under the Plan should be issued in my own name. I also understand that the Company may require that shares of Common Stock that I acquire under the Plan be deposited directly with a broker designated by the Company or to a designated agent of the Company. I agree to use the Company’s required designated broker or agent and trading platform for any transactions or dispositions of shares of Common Stock that I acquire under the Plan. In this regard, I understand these shares of Common Stock will be issued to my designated E*TRADE brokerage account, or such other brokerage account as may be designated by the Company in the future.

18 -

7. I understand that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my purchase or subsequent sale of any shares of Common Stock purchase under the Plan. I understand that I should consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

8. I understand that all transactions, including shares of Common Stock delivered to me pursuant to the Plan are subject to taxes applicable to me based on my country of residence and employment. The Company may, but is not obligated to, withhold the amount necessary to meet any applicable withholding obligation (including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me) or withhold delivery of shares of Common Stock or proceeds otherwise due to me, as required under tax requirements applicable to me (including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me). If I am subject to United States federal income tax and dispose of such shares of Common Stock at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for United States federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares of Common Stock at the time of such disposition over the Purchase Price which I paid for the shares of Common Stock, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. Notwithstanding the foregoing, I understand that, regardless of my country of residence or employment, I am solely responsible and liable for any taxes that may arise from my participation in, and/or my purchase, disposition or transfer of shares of Common Stock that I acquire under, the Plan.

9. I acknowledge that I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and my country of residence, which may affect my ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., options to purchase shares of Common Stock) under the Plan during such time as I am considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. I am responsible for ensuring compliance with any applicable restrictions and should consult with my personal legal advisor on this matter.
10. Depending on my country, I may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the option to purchase shares of Common Stock, the acquisition, holding and/or transfer of shares of Common Stock or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. I may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in my country. I may also be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker and/or within a certain time after receipt. I acknowledge that I am responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and

19 -

other requirements. I further understand that I should consult my personal tax and legal advisors, as applicable on these matters.
11. This Subscription Agreement will be governed by the laws of California without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute concerning the grant of the option to purchase shares of Common Stock or this Subscription Agreement, I consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
12. I acknowledge that the Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company, including, without limitation, E*Trade.
13. The Company, at its option, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect. I acknowledge and agree that the Company may impose other requirements on my participation in the Plan and on any shares of Common Stock purchased under the Plan, to the extent that the Administrator determines that such requirements are necessary or advisable for legal or administrative reasons, and that the Company may require me to sign any additional agreements or undertakings that the Company determines, in its sole discretion, are necessary to accomplish the foregoing.
14. My participation in the Plan and any option granted under the Plan shall be subject to any special terms and conditions for my country set forth in the Appendix. Moreover, if I relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to me, to the extent that the Administrator determines that application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Subscription Agreement.
15. I acknowledge that a waiver by the Company of my breach of any provision of this Subscription Agreement, including the Appendix, shall not operate or be construed as a waiver of any other provision of this Subscription Agreement, including the Appendix, or of any subsequent breach by me or any other Participant.
16. I agree to be bound by the terms of the Plan, this Subscription Agreement, any sub-plan to the Plan for my country and this Subscription Agreement, including the Additional Terms & Conditions for non-U.S. Employees and the Appendix thereto. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social

20 -

Security Number:

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.
Dated:
Signature of Employee

21 -

EXHIBIT B
AEROHIVE NETWORKS, INC.
2014 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned participant in the Offering Period of the Aerohive Networks, Inc. 2014 Employee Stock Purchase Plan that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

22 -

ADDITIONAL TERMS & CONDITIONS
FOR NON-U.S. EMPLOYEES
These Additional Terms & Conditions for Non-U.S. Employees, which are a part of the Subscription Agreement, contain additional terms and conditions that govern my option to purchase shares of Common Stock under the Plan if I am located in any country other than the United States. Capitalized terms used and not defined in this Appendix have the meaning given to them in the Subscription Agreement and/or the Plan, as applicable.

I.	Nature of Grant. By electing to participate in the Plan, I acknowledge, understand and agree that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the option under the Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options to purchase shares of Common Stock, or benefits in lieu of options, even if options to purchase shares of Common Stock have been granted in the past;
(c)    all decisions with respect to future grants of options to purchase shares of Common Stock or other grants, if any, will be at the sole discretion of the Company;
(d)    the grant of the option to purchase shares of Common Stock and my participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer, or any Parent, Subsidiary, or Affiliate and shall not interfere with the ability of the Company, the Employer, or any Parent, Subsidiary, or Affiliate to terminate my employment at any time;
(e)    I am voluntarily participating in the Plan;
(f)    the grant of the option under the Plan and the shares of Common Stock purchased under the Plan, and any income and value derived from the same, are not intended to replace any pension rights or compensation;
(g)    the grant of the option under the Plan and the shares of Common Stock purchased under the Plan, and the income and value of same, are not part of normal or expected compensation for any purposes including, without limitation, calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar payments;

23 -

(h)    the future value of the shares of Common Stock subject to the option is unknown, indeterminable, and cannot be predicted with certainty;

(i)    the value of the shares of Common Stock purchased under the Plan may increase or decrease in the future, even below the Purchase Price;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the option under the Plan resulting from termination of my employment (for any reason whatsoever, regardless of whether later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any);
(k)    for purposes of my participation in the Plan, my employment will be considered terminated as of the date I am no longer actively providing services to the Employer (regardless of the reason for such termination and regardless of whether later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), and my right to participate in the Plan, if any, will terminate effective as of my last day of active service and will not be extended by any notice period (e.g., active service would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Administrator shall have exclusive discretion to determine when I am no longer actively providing services for purposes of my participation in the Plan (including whether I am actively providing services while on a leave of absence); and
(l)    neither the Company nor the Employer nor any Parent, Subsidiary, or Affiliate shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the shares of Common Stock underlying the option or any amounts due to me pursuant to my participation in the Plan or the subsequent sale of any shares of Common Stock acquired under the Plan.

II.	Responsibility for Taxes. The following provision replaces Section 8 of the Subscription Agreement.
I acknowledge that, regardless of any action that the Company or, if different, my employer (“the Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer, as applicable. I further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of the option to purchase shares of Common Stock, the purchase and issuance of shares of Common Stock, the subsequent sale of shares of Common Stock purchased under the Plan and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant of the option or any aspect of the Plan to reduce or eliminate my liability for Tax-Related Items or to achieve any particular tax result. Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer

24 -

(or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, I shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following:
(a)    withholding from my wages or other cash compensation paid to me by the Company and/or the Employer; or
(b)    withholding from proceeds of the sale of shares of Common Stock acquired at purchase, either through a voluntary sale or through a mandatory sale (pursuant to this authorization without further consent); or
(c)    withholding in shares of Common Stock to be issued upon purchase.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum rates, in which case I may receive a refund of any over-withheld amounts in cash and will have no entitlement to the equivalent amount in shares of Common Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I am deemed to have been issued the full number of shares of Common Stock, notwithstanding that some shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
Finally, I agree to pay to the Company or the Employer any number of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Common Stock or the proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.

III.	Data Privacy Information and Consent:
The Company is located at 1011 McCarthy Boulevard, Milpitas, California 95035 U.S.A. and grants employees of the Company and its Subsidiaries and Affiliates options to purchase shares of Common Stock, at the Company’s sole discretion. If I would like to participate in the Plan, I should review the following information about the Company’s data processing practices and declare my consent.

a)
Data Collection and Usage. The Company collects, processes and uses my personal data, including my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all options to purchase shares of Common Stock canceled, vested, or outstanding in my favor, which the Company receives from me or the Employer. If the Company offers me a grant of options to purchase shares

25 -

of Common Stock under the Plan, then the Company will collect my personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of my personal data would be my consent.

b)
Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade Financial Corporate Services, Inc. and E*Trade Securities LLC (“E*Trade”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share my data with another company that serves in a similar manner. The Company’s service provider will open an account for me to receive and trade shares of Common Stock. I will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to my ability to participate in the Plan.

c)
International Data Transfers. The Company and its service providers are based in the United States. I should note that my country may have enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and which the Company does not participate with respect to employee data. The Company’s legal basis for the transfer of my personal data is my consent.

d)
Data Retention. The Company will use my personal data only as long as is necessary to implement, administer and manage my participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs my personal data, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

e)
Voluntariness and Consequences of Consent Denial or Withdrawal. My participation in the Plan and my grant of consent is purely voluntary. I may deny or withdraw my consent at any time. If I do not consent, or if I withdraw my consent, I cannot participate in the Plan. This would not affect my salary as an employee or my career; I would merely forfeit the opportunities associated with the Plan.

f)
Data Subject Rights. I may have a number of rights under data privacy laws in my country. For example, in the E.U., my rights include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) to lodge complaints with competent authorities in my country, and/or (f) request a list with the names and addresses of any potential recipients of my personal data. To receive clarification regarding my rights or to exercise my rights please contact the Company at 1011 McCarthy Boulevard, Milpitas, California 95035 U.S.A. Attention: Privacy@aerohive.com.

26 -

By clicking on the data privacy acceptance box in the Company’s electronic procedures, I am declaring that I agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, upon request of the Company or the Employer, I agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the data privacy laws in my country, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.

I acknowledge that I am sufficiently proficient in English to understand the terms and conditions of this Subscription Agreement. I acknowledge and agree that if I have received this Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

27 -

APPENDIX
COUNTRY-SPECIFIC PROVISIONS FOR
NON-U.S. EMPLOYEES
TERMS AND CONDITIONS
This Appendix, which is part of the Subscription Agreement, contains additional or different terms and conditions that govern my option to purchase shares of Common Stock under the Plan if I reside and/or work in any of the countries listed in this Appendix. Capitalized terms used and not defined in this Appendix have the meaning given to them in the Subscription Agreement and/or the Plan, as applicable.
If I am a citizen or resident of a country other than the one in which I am currently residing and/or working, am considered a resident of another country for local law purposes or transfer employment and/or residency to another country after enrolling in the Plan, the Administrator will, in its discretion, determine to what extent the terms and conditions herein will apply to me.
NOTIFICATIONS

This Appendix also includes notifications regarding exchange control and certain other issues of which individuals participating in the Plan (“Participants”) in those countries should be aware in connection with their participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of May 2018. Such laws are often complex and change frequently. The Company therefore strongly recommends that Participants not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because such information may be outdated when the option is exercised and shares of Common Stock are purchased and/or when shares of Common Stock purchased under the Plan are sold.
In addition, the information contained in this Appendix is general in nature and may not apply to a Participant’s situation. As a result, the Company cannot assure me of any particular result. Participants should seek appropriate professional advice as to how the relevant laws in each country may apply.
Finally, if a Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, is considered a resident of another country for local law purposes, or transfers employment and/or residency between countries after enrolling in the Plan, the information contained herein may not apply to him or her in the same manner.

28 -

AUSTRALIA
NOTIFICATIONS

Securities Law Information. If shares of Common Stock are purchased under the Plan and subsequently offered for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law. Participants should consult their personal legal advisors regarding any applicable disclosure requirements prior to making any such offer.
BELGIUM

There are no country-specific provisions.

BRAZIL

TERMS AND CONDITIONS

This provision supplements Section 2 of the Subscription Agreement:

I understand that, in addition to other procedures for enrolling in the Plan, I may be required to execute a letter of authorization such as is provided below and/or other agreements or consents to enable the Employer, or any Parent, Subsidiary, or Affiliate, to remit accumulated Contributions from Brazil to the United States of America for the purchase of shares of Common Stock under the Plan. I understand that if I fail to execute a letter of authorization or any other agreements or consents that may be required for the remittance of payroll deductions, I will not be able to participate in the Plan.

Compliance with Law. By electing to participate in the Plan, I agree to comply with all applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the purchase and sale of shares of Common Stock acquired under the Plan, or the receipt of any dividends in the future.

NOTIFICATIONS

Exchange Control Information. Participants who are resident or domiciled in Brazil must submit a declaration of assets and rights held outside of Brazil, including shares of Common Stock acquired under the Plan, to the Central Bank if the aggregate value of such assets and rights is at least US$100,000. Participants should consult their personal legal advisors for further details regarding this requirement.

29 -

Aerohive Networks, Inc.

2014 EMPLOYEE STOCK PURCHASE PLAN

FOR EMPLOYEES WHO ARE RESIDENTS OF OR EMPLOYED IN BRAZIL - AUTHORIZATION

To:

______________________
[Insert Name of Employer]

______________________
[Insert Address of Employer]

I, ____________________________ (print full name and ID number), hereby authorize _________________________ [Insert Name of Employer], my employer, to remit funds, on my behalf, to the United States of America, to purchase shares of Common Stock in Aerohive Networks, Inc., as provided by Ruling No. 3,691/13 of the Central Bank, under the terms of the Aerohive Networks, Inc. 2014 Employee Stock Purchase Plan.

Signed at ______________________________

(City, Country)

on_________________________________, 20___

_______________________________________

(Signature)

30 -

CANADA
TERMS AND CONDITIONS

This provision replaces Section I(k) of the Additional Terms and Conditions for non-U.S. Employees set forth above:

For purposes of my participation in the Plan, my employment will be considered terminated as of the earlier of: (i) the date on which my employment with the Company or any Parent, Subsidiary, or Affiliate is terminated; (ii) the date on which I receive a written notice of termination of employment regardless of any notice period or period of pay in lieu of such notice required under any employment laws in my country (including, without limitation, statutory law, regulatory law, and/or common law), even if such law is otherwise applicable to my benefits from the Employer; or (iii) the date on which I am no longer actively providing services to the Company or any Parent, Subsidiary, or Affiliate (regardless of the reason for such termination and regardless of whether it is later found to be invalid); the Administrator shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Plan (including whether I am still actively providing services while on a leave of absence);

The following Terms and Conditions apply only to residents of Quebec:

The parties acknowledge that it is their express wish that the Subscription Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention de suscription [«Subscription Agreement»], ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

This provision supplements Section III of the Additional Terms and Conditions for non-U.S. Employees set forth above:

I hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. I further authorize the Company, the Employer, and/or any Parent, Subsidiary, or Affiliate, as well as E*Trade (or such other stock plan service provider as may be selected by the Company to assist with implementation, administration, and management of the Plan) to disclose and discuss such information with their advisors. I further authorize the Company, the Employer or any Parent, Subsidiary or Affiliate to record such information and to keep such information in my employee file.

NOTIFICATIONS

31 -

Securities Law Information. Shares of Common Stock acquired under the Plan may be sold through E*Trade or another designated broker selected by the Company, if any, provided the resale of shares of Common Stock acquired under the Plan takes place outside of Canada. The Common Stock is currently listed on the New York Stock Exchange in the United States of America.

CHINA

TERMS AND CONDITIONS

The following provisions apply to Participants in China who are subject to exchange control laws in the People’s Republic of China (“PRC”), as determined by the Administrator in its sole and absolute discretion:

I understand that the Company may, in its discretion, (A) settle my share purchase in cash based on the number of shares of Common Stock I would have otherwise been able to purchase on the applicable Purchase Date multiplied by the Fair Market Value of a share of Common Stock on the Purchase Date, (B) purchase the shares of Common Stock to be delivered to me on the applicable Purchase Date, at the Fair Market Value of such shares on the Purchase Date, or (C) deliver to me the cash proceeds (net of estimated Tax-Related Items withholding) from the shares of Common Stock I purchased on the Purchase Date.

If the Company settles my option by delivery of shares of Common Stock (and not cash), the Company reserves the right to mandate, on my behalf pursuant to this authorization without further consent, the immediate sale of any shares of Common Stock issued to me at purchase if the Administrator determines, in its sole discretion, that the immediate sale of shares of Common Stock is necessary or advisable for legal or administrative reasons.

If the Company does not mandate the immediate sale of shares of Common Stock, any shares of Common Stock issued to me at purchase must be held with the Company’s designated broker (currently, E*Trade) until I sell such shares of Common Stock; provided, however, that nothing in this provision shall prevent me from selling shares of Common Stock at my discretion, subject to any applicable Company insider-trading policy and the requirements set forth in the following paragraph.

If my employment terminates while I hold any shares of Common Stock, I (or if my termination of employment is due to death, my estate or such other person as acquired the right to the shares of Common Stock) must sell the shares of Common Stock before the last trading day of the 6th month following termination of my employment (the “Last Trading Day”). If the shares of Common Stock have not been sold before the Last Trading Day, the Company’s designated broker will automatically sell all shares of Common Stock on the Last Trading Day on my behalf pursuant to this authorization without further consent. The shares of Common Stock generally will be sold at the applicable market price at the time of sale. Neither the Company nor its designated broker shall be obligated to arrange for sale of the shares of Common Stock at a particular price.

32 -

I understand that the cash proceeds from the sale of shares of Common Stock purchased under the Plan, any dividends paid with respect to the shares of Common Stock and any other funds resulting from my participation in the Plan must be repatriated to China through a special exchange control account established by the Company, the Employer, or a Parent, Subsidiary or Affiliate. I hereby agree and consent to the transfer of such funds to such special exchange control account before being delivered to me. The proceeds (or other funds) may be paid to me in U.S. dollars or local currency at the Company’s discretion. If the funds are paid to me in U.S. dollars, I will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to me in local currency, (i) the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) I agree to bear any currency fluctuation risk attributable to the period between sale of the shares of Common Stock (or receipt of any funds resulting from my participation in the Plan) and distribution of the funds to me through the special exchange control account. I further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China and to sign any agreements, forms or consents as may be reasonably requested by the Company, E*Trade or another brokerage firm designated by the Company.

DENMARK

TERMS AND CONDITIONS

I acknowledge that I have received an Employer Statement, translated into Danish, which sets forth the terms of the option to purchase shares of Common Stock under the Plan, to the extent that the Danish Stock Option Act applies to the option to purchase shares of Common Stock.

FRANCE

TERMS AND CONDITIONS

The following provision translates Section 2 of the Subscription Agreement:

•
Par la présente, j’autorise les prélèvements sur salaire, sur chacun de mes salaires pendant la Période d’Offre, d’un montant de _____% (20 % maximum) de ma Rémunération lors de chaque jour de paie (de 0 à 20%) conformément au Plan. (Veuillez noter que le pourcentage de prélèvement sur salaire ne peut être qu’un chiffre entier, sans chiffre après la virgule.)

By electing to participate in the Plan, I confirm that I have read and understood the documents relating to the rights to purchase shares of Common Stock (the Plan and Subscription Agreement, including the Additional Terms & Conditions for non-U.S. Employees and this Appendix), which were provided to me in the English language. I accept the terms of these documents accordingly.

En souscrivant au Plan, je confirme avoir lu et compris les documents en lien avec l’octroi du droit d’acquérir des actions ordinaires (le Plan et l’Accord de Souscription, y compris les modalités et

33 -

conditions supplémentaires pour les employés non américains et la présente Annexe), lesquels m’ont été communiqués en langue anglaise. J’accepte les termes de ces documents en connaissance de cause.

GERMANY

NOTIFICATIONS

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of shares of Common Stock into Germany) must be reported electronically to the German Federal Bank. The online filing portal may be accessed at the website of the German Federal Bank. Participants should consult their personal tax advisors for details regarding this requirement.

KOREA

TERMS AND CONDITIONS

I understand that, in addition to other procedures for enrolling in the Plan, I may be required to execute and return a Power of Attorney such as is provided below to my local human resources representative in order to participate in the Plan. I understand that if I fail to execute the Power of Attorney that may be required, I will not be able to participate in the Plan.

34 -

EMPLOYEES RESIDENT OF OR EMPLOYED IN KOREA - POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That ____________________, an employee working for ___________________ [Employer name], a company organized under the laws of Korea and ______________________ [Employer jurisdiction] [with a Korean representative office located at ______________________________ [insert address]], does hereby appoint attorney-in-fact, _________________ [Employer name], through its duly appointed representative, with full power and authority to do the following:

1.    To prepare, execute and file any report/application and all other documents required for implementation of the Aerohive Networks, Inc. 2014 Employee Stock Purchase Plan (the “Plan”) in Korea;

2.    To take any action that may be necessary or appropriate for implementation of the Plan with the competent Korean authorities, including but not limited to the transfer of my payroll deductions through a foreign exchange bank; and

3.    To constitute and appoint, in its place and stead, and as its substitute, one or more representatives, with power of revocation.

I hereby ratify and confirm as my own act and deed all that such representative may do or cause to be done by virtue of this instrument.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be executed in my name this _____ day of ___________, 20___.

By: ________________________
(Signature)

35 -

NETHERLANDS

NOTIFICATIONS

NEW ZEALAND

WARNING

I understand I am being offered the option to purchase shares of Common Stock of Aerohive Networks, Inc. in accordance with the terms of the Plan. The shares of Common Stock, once purchased, will give me a stake of ownership in the Company. I may receive a return if dividends are paid on the shares of Common Stock.
If the Company runs into financial difficulties and is wound up, I will be paid only after all creditors and holders of preference shares (if any) have been paid. I may lose some or all of your investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decision. The usual rules do not apply to this offer because it is a small offer. As a result, I may not be given all the information usually required. I will also have fewer other legal protections for this investment. I should ask questions, read all documents carefully, and seek independent financial advice before committing myself.
SPAIN

TERMS AND CONDITIONS

This provision supplements Section I of the Additional Terms and Conditions for non-U.S. Employees set forth above:

By electing to participate in the Plan, I consent to participate in the Plan and acknowledge that I have received a copy of the Plan.

I understand and agree that, as a condition of participating in the Plan, my participation in the Plan will cease upon the termination of my status as an Eligible Employee for any reason (including for the reasons listed below), my payroll deductions shall cease, and my Contributions shall be returned to me, without interest, as soon as administratively practicable. In particular, I understand and agree that I

36 -

will no longer be able to participate in the Plan and any option will be cancelled upon the termination of my status as an Eligible Employee due to, without limitation, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985. I acknowledge having read and specifically accept the conditions referred to in Section 6(k) of the Subscription Agreement and Section 12 of the Plan.

Furthermore, I understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant options under the Plan to certain Eligible Employees. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Designated Company on an ongoing basis. Consequently, I understand that the option is granted on the assumption and condition that the option and any shares of Common Stock purchased under the Plan are not part of any employment contract either with the Company or any Parent, Subsidiary, or Affiliate and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, I understand that the option would not be granted to me but for the assumptions and conditions referred to herein; thus, I acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the option shall be null and void.

NOTIFICATIONS

Securities Law Information. The option granted under the Plan and the shares of Common Stock described in the Subscription Agreement do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. Neither the Plan nor the Subscription Agreement has been registered with the Comisión Nacional del Mercado de Valores. Neither the Plan nor the Subscription Agreement constitutes a public offering prospectus.

Exchange Control Information. Participants in Spain must declare the acquisition, ownership, and disposition of shares of Common Stock to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness on a Form D-6.

Participants also may be required to electronically declare to the Bank of Spain foreign accounts (including brokerage accounts), any foreign instruments (including shares of Common Stock purchased under the Plan), and any transactions with non-residents of Spain (including the purchase of the shares of Common Stock), depending on the balances in such accounts, together with the value of such instruments, and/or the volume of transactions with non-residents of Spain during the relevant year. Participants should consult their personal legal advisors for details regarding this requirement.

SWEDEN

37 -

There are no country-specific provisions.

UNITED KINGDOM

TERMS AND CONDITIONS

Responsibility for Taxes. This provision supplements Section II of the Additional Terms and Conditions for non-U.S. Employees set forth above:

Without limitation to Section II of the Additional Terms and Conditions for non-U.S. Employees set forth above, I agree that I am liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). I also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on my behalf.
Notwithstanding the foregoing, if I am a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any uncollected income tax may constitute a benefit to me on which additional income tax and national insurance contributions (“NICs”) may be payable. I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for paying the Company or the Employer (as appropriate) for the value of any employee NICs due on this additional benefit which may be collected from me by the Company or the Employer by any of the means referred to in Section II of the Additional Terms and Conditions for non-U.S. Employees set forth above.

38 -